Exhibit 99.1

Champions Oncology, Inc.	NEWS
1 University Plaza, Suite 307, Hackensack, NJ USA. Tel. 410-369-0365

For Immediate Release

Champions Oncology, Inc. Appoints Executive Vice President and Chief Financial Officer to Management Team and Corporate Office Relocation
Company Hires Gary G. Gemignani as Executive Vice President and Chief Financial Officer

November 1, 2011 – Champions Oncology, Inc.  (“Champions” or  the “Company”) (OTC Bulletin Board: CSBR) , a company engaged in the development of advanced technology solutions and services to personalize the development and use of oncology drugs, has appointed Gary G. Gemignani to the Company’s management team, as Executive Vice President and Chief Financial Officer.  Joel Ackerman, the Company’s Chief Executive Officer, served as interim Chief Financial Officer, until Mr. Gemignani’s appointment. Mr. Ackerman commented “We are pleased to add an executive with Gary’s background and vast experiences as we continue to build our management team.”

Most recently, Mr. Gemignani served as Executive Vice President, Chief Operating Officer and Chief Financial Officer of Coronado Biosciences, a company focused on novel immunotherapy agents for cancer and inflammatory diseases.  From June 2005 through March 2010, Mr. Gemignani served as Executive Vice President, Chief Operating Officer and Chief Financial Officer for Gentium S.p.A., a biotechnology company focused on developing products to address complications of cancer therapy. Prior to that Mr. Gemignani held management positions of increasing responsibility at Wyeth, Novartis and Prudential Financial. Mr. Gemignani received a Bachelor’s Degree in Accounting from St. Peter’s College.

Additionally, Champions announces the relocation of its corporate office from Baltimore, MD to Hackensack, NJ.

About Champions Oncology, Inc.
Champions Oncology, Inc. (formerly Champions Biotechnology, Inc.) is engaged in the development of advanced technology solutions and services to personalize the development and use of oncology drugs.  The Company’s Tumorgraft™ Technology Platform is a novel approach to personalizing cancer care based upon the implantation of primary human tumors in immune deficient mice followed by propagation of the resulting engraftments, or Tumorgrafts™, in a manner that preserves the biological characteristics of the original human tumor.  The Company uses this technology in conjunction with related services to offer solutions for two customer groups:  Personalized Oncology Solutions (“POS”) in which physicians and patients looking for information help guide the development of personalized treatment plans, and Translational Oncology Solutions (“TOS”) in which pharmaceutical and biotech companies seeking personalized approaches to drug development can lower the cost and increase the speed of developing new drugs and increasing the adoption of existing drugs. The Company’s Tumorgraft™ Technology Platform consists of processes, physical tumors and information that we use to personalize the development and use of oncology drugs.  The Company is building its Tumorgraft™ Technology Platform through the procurement, development and characterization of numerous Tumorgrafts™ within each of several cancer types.  Tumorgrafts™ are procured through agreements with a number of institutions in the U.S. and overseas as well as through its POS business.  The Tumorgrafts™ are developed and tested through agreement with a United States-based preclinical facility.

The Company provides POS to oncologists by establishing and administering expert tumor panels for their patients to analyze medical records and test results, to assist in understanding conventional and experimental options and to identify and arrange for testing, analysis and study of the patients’ cancer tissues, as appropriate.  Additionally, the Company offers Personalized Tumorgraft™ development, drug studies and genome sequencing as part of its POS whereby physicians can evaluate the effects of cancer drugs on their patients’ tumorgrafts and understand the genetic make-up of their patient’s tumor enabling them to better select treatment regimens that may be efficacious to the patient.